Fort James
Computation of Ratio of Earnings to Fixed Charges(a)
(Dollar amounts in millions)


                                                                  Nine months         Nine months
                                                                     ended               ended
                                                                    9/27/98             9/28/97
                                                           --------------------------------------------
Pretax income from continuing operations,
    before minority interest                                 $        623.5          $      563.1


Add:
        Interest charged to operations                       $        220.6          $      277.6

        Portion of rental expense representative of
        interest factor (assumed to be one-third)                      19.9                  20.8
                                                           --------------------------------------------
Total earnings, as adjusted                                  $        864.0          $      861.5
                                                           ============================================
Fixed Charges:
        Interest charged to operations                       $        220.6          $      277.6

        Capitalized interest                                            8.1                   7.2

        Portion of rental expense representative of
        interest factor (assumed to be one-third)                      19.9                  20.8
                                                           --------------------------------------------
                                                             $        248.6          $      305.6
                                                           ============================================
Ratio                                                                   3.48                  2.82
                                                           ============================================

See accompanying footnote explanations.

                             FORT JAMES CORPORATION

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
                          (Dollar amounts in millions)


                                                                              Fiscal Year Ended
                                        -----------------------------------------------------------
                                           December    December    December   December   December
                                           28, 1997    29, 1996    31, 1995   25, 1994   26, 1993
                                          (52 weeks)  (52 weeks)  (52 weeks) (52 weeks) (52 weeks)
--------------------------------------- -----------------------------------------------------------
                                                                                (c)       (b, c)

Pretax income (loss) from  continuing
    operations,  before  minority
    interests, extraordinary item and
    cumulative effect of changes in
    accounting principles                 $267.3       $499.2       $272.2     $(76.7)   $(2,042.3)
Add:
    Interest charged to operations         360.2        433.6        545.9      547.8        525.8
    Portion of rental expenses
      representative of interest factor     30.1         25.8         26.0       26.1         20.8
--------------------------------------- --------   ----------    ---------  ---------  -----------
           Total earnings, as adjusted    $657.6       $958.6       $844.1     $497.2    $(1,495.7)
======================================= ========   ==========    =========  =========  ===========
Fixed charges
    Interest charged to operations        $360.2       $433.6       $545.9     $547.8       $525.8
    Capitalized interest                    11.0          6.6          9.0        7.3         13.7
    Portion of rental expense
      representative of interest factor     30.1         25.8         26.0       26.1         20.8
           Total fixed charges            $401.3       $466.0       $580.9     $581.2       $560.3
================================================= ===========  ===========  =========  ===========
Ratio                                       1.64         2.06         1.45         --           --
================================================= ===========  ===========  =========  ===========

See accompanying footnote explanations

                             FORT JAMES CORPORATION

           NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(a) In, computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests, extraordinary item, cumulative effect of changes in accounting principles and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

(b) During 1993, the Company wrote off $1,980.4 million of goodwill which has been included in the calculation of the ratio of earnings to fixed charges for this year.

(c) For the following periods, earnings were inadequate to cover fixed charges, and the amounts of the deficiencies were: year ended December 27, 1992 - $276.4 million; year ended December 26, 1993 - $2,056.0 million; year ended December 25, 1994 - $84.0 million.